UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 5, 2010

LAWSON PRODUCTS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-10546	36-2229304
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1666 E. Touhy Avenue, Des Plaines, Illinois		60018
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(847) 827-9666

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Lawson Products, Inc. ("Lawson" or the "Company"), through its Drummond American LLC subsidiary, has pursued legal remedies in various states related to the actions of several former sales agents and the Share Corporation ("Share") alleging, among other things, breach of contract and interference with the Company’s business relationships. On August 5, 2010, the Company entered into a Settlement and Release Agreement with Share and various former sales agents in the amount of $2.9 million to settle all related claims. The Company previously entered into a Settlement and Release Agreement with Share and a former sales agent for $0.6 million.

The $2.9 million settlement amount is due by August 20, 2010. In the event Lawson does not receive the settlement amount by the due date, the Company will be entitled to receive interest on the amount due at an annualized rate of 5.5% through August 31, 2010 and 12% from September 1, 2010 through September 30, 2010. In the event the settlement amount, plus interest, is not paid in full by September 30, 2010, Share and the former sales agents will be in breach of the agreement and Lawson will be permitted to pursue further legal action. The Company received $0.6 million related to the previous agreement in July 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAWSON PRODUCTS, INC.

August 5, 2010	By:	Ronald J. Knutson

Name: Ronald J. Knutson
Title: Senior Vice President and Chief Financial Officer